SETTLEMENT AGREEMENT

                         By and Between

                    GEODYNAMICS CORPORATION

                        ("Geodynamics")

                              and

                       ROBERT L. PAULSON

                          ("Employee")
                       Table of Contents

                                                             Page

1.   RESIGNATION OF EMPLOYMENT                                  1

2.   FRINGE BENEFITS                                            1

3.   RELEASE BY EMPLOYEE                                        2

4.   SETTLEMENT PAYMENT TERMS                                   2

5.   EXERCISE OF STOCK OPTIONS                                  3

6.   ADEA RELEASE                                               3

7.   BREACH OF AGREEMENT                                        3

8.   NO THIRD PARTY RIGHTS                                      4

9.   ENTIRE AGREEMENT                                           4

10.  ABSENCE OF WARRANTIES AND REPRESENTATIONS                  4

11.  CALIFORNIA LAW                                             4

12.  ATTORNEYS' FEES                                            4

13.  RETURN OF PROPERTY                                         4

14.  NO DISPARAGEMENT/COOPERATION                               4

15.  CONFIDENTIALITY                                            4

16.  ARBITRATION                                                5

17.  INJUNCTIVE RELIEF                                          5

18.  INDEPENDENT COUNSEL                                        5

                      SETTLEMENT AGREEMENT


      THIS SETTLEMENT AGREEMENT (the "Agreement") is made and entered into on the date hereinafter set forth by and between GEODYNAMICS CORPORATION ("Geodynamics") and ROBERT L. PAULSON
(the "Employee").

WHEREAS:

     A.   The Employee is an employee of Geodynamics;

      B. The Employee has certain claims for libel, slander, defamation and discrimination and he has threatened to file suit against Geodynamics related to actions taken by the Board of Directors of Geodynamics (the "Board") at its April 19, 1995 Board meeting (the "April 19 Events");

      C. In consideration of the terms of this Agreement, the Employee has advised Geodynamics that he desires to resign effective as of May 22, 1995 (the Resignation Date"); and

      D. Geodynamics and the Employee wish to confirm the Employee's resignation effective as of the Resignation Date, and to set forth in this Agreement the responsibilities and rights of the parties in respect to the termination of the Employee's employment.

      NOW, THEREFORE, in consideration of the premises and promises, warranties and representations herein contained, it is agreed as follows:

     1. RESIGNATION OF EMPLOYMENT. As of the Resignation Date, the Employee resigns, and confirms his resignation, as an officer and Director of Geodynamics, as a Director of Geodynamics Services Corp., as a Director of Erdas, Inc., and as a Director of LaFehr & Chan Technologies, Inc. All compensation and fringe benefits will cease to be provided by Geodynamics to the Employee as of the Resignation Date.

      2. FRINGE BENEFITS. The Employee shall be entitled to continue his health and dental insurance benefits at his expense under the terms of the Consolidated Omnibus Reconciliation Act of 1986 ("COBRA") in accordance with COBRA premium rates then in effect for up to eighteen (18) months for the Employee and thirty-
six   (36)   months  for  the  Employee's  dependents  from   the
Resignation Date.

     In consideration of this Agreement, the Employee agrees that he will not receive a bonus or contribution to the Geodynamics Profit Sharing Plan for the current fiscal year, all in accordance with applicable law. The Employee will receive a contribution to Geodynamics' Money Purchase Pension Plan up to the Resignation Date in accordance with that Plan. The Employee will be paid for any accrued but unused vacation time up to the Resignation Date. The Employee agrees that he has no further claims for any compensation or damages owed to him by Geodynamics.

     3. RELEASE BY EMPLOYEE. In consideration of the execution of this Agreement by Geodynamics, the Employee hereby releases Geodynamics, its officers, directors, employees, shareholders and agents or insurers, from and against any and all claims of any nature, whether known or unknown, directly or indirectly related to his employment and resignation of his employment, or claims for further compensation or damages. The Employee agrees that the release shall also apply to those types of claims set forth in Section 1542 of the California Civil Code, which provides:

                "A  general release does not extend  to
          claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him, must have materially affected his settlement with the debtor."

           The Employee further agrees that this release shall also specifically apply to any claims with respect to his employment, termination of his employment, or of unlawful termination or breach of his employment contract and loss of any and all salary, benefits or other damages tangible or intangible relating thereto.

      4. SETTLEMENT PAYMENT TERMS. In consideration of a one-time payment of ONE HUNDRED SIXTY ONE THOUSAND DOLLARS ($161,000) paid by Geodynamics to the Employee, payable at the execution of this Agreement, as a structured, non-taxable payment and in settlement of the claims and personal injury related to the April 19th Events, the Employee will grant to Geodynamics the release set forth in Section 3 above.

      These payments are made to the Employee to compensate the Employee fully and complete for alleged personal injuries, including pain and suffering, emotional distress, anxiety or trauma, and any physical manifestation thereof, bodily injury, injury to reputation and personal injury. As such, pursuant to applicable federal, state and local tax laws, such sum is not taxable as income and is to be paid free from withholding and/or deduction of income or other employment-related taxes. Accordingly, Geodynamics will pay such sum to the Employee without deduction or withholding of such items; provided, however, that if it is determined that this sum or any part thereof should be treated as taxable income, the Employee agrees to pay all taxes and any costs, assessments, interest, penalties, damages or other losses to which he is or may be subject by reason of a characterization of the aforesaid sum as non-taxable damages as opposed to taxable income. The Employee indemnifies and holds harmless Geodynamics from any and all liabilities which may arise to the Employee or Geodynamics concerning or relating, in any manner, to any obligations related to moneys received by the Employee hereunder.

       5. EXERCISE OF STOCK OPTIONS. The Employee is concurrently exercising his remaining stock option for fifteen thousand (15,000) shares of Geodynamics' common stock at a price of TWO DOLLARS ($2.00) per share, and Geodynamics will cause the issuance of such shares upon the execution of this Agreement, and the Employee agrees that the THIRTY THOUSAND DOLLAR ($30,000) strike price will be reduced from the payment due the Employee in Paragraph 4 above.

      6. ADEA RELEASE. The Employee agrees and expressly acknowledges that this Agreement includes a waiver and release of all claims which the Employee has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. 621, et seq. ("ADEA"). The following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Agreement:

           (a) The waiver and release of claims under ADEA contained in this Agreement do not cover rights or claims that may arise after the date on which the Employee signs this Agreement.

           (b) This Agreement involves consideration in addition to anything of value to which the Employee is already entitled.

           (c) The Employee is advised to consult, and has in fact consulted, an attorney before signing this Agreement.

           (d) The Employee is granted, twenty-one (21) days after he is presented with this Agreement, to decide whether or not to sign this Agreement. If he executes this Agreement prior to the expiration of such period, he does so voluntarily and upon advice of counsel.

           (e) The Employee will have the right to revoke the waiver and release of claims under ADEA within seven (7) days of signing this Agreement. Revocation must be made by giving written notice to Joseph E. Nida, Esq., 801 Garden Street, Suite 201, Santa Barbara, California 93101. For revocation to be effective, written notice must actually be received no later than the seventh (7th) calendar day after the Employee signs this Agreement.

           (f) This paragraph 6 and Geodynamics' obligation to pay money to the Employee under Paragraph 4 above shall be effective upon the later of the Resignation Date or the date the revocation period expires without this paragraph having been revoked. The remaining provisions of this Agreement shall be effective upon the Resignation Date.

      7. BREACH OF AGREEMENT. In the event that Geodynamics finds that the Employee is in breach of any provision of this Agreement, Geodynamics may give the Employee ten (10) days' written notice of such breach. Should the Employee not cure any such breaches within ten (10) days of the date of such notice, Geodynamics may terminate the payment provided in Paragraph 4. hereof. The Employee agrees that any such termination will not affect the continued validity of the release provided for in Paragraph 3. hereof.

      8. NO THIRD PARTY RIGHTS. The parties warrant and represent that they are authorized to enter into this Agreement and that no third parties, other than the parties hereto, have any interest in any of the claims released hereby.

      9. ENTIRE AGREEMENT. This Agreement contains the entire settlement understanding of the parties and cannot be altered or amended except by a writing duly executed by all parties hereto. This Agreement shall be binding upon and inure to the benefit of the successors, assigns, and personal representatives of the parties.

      10. ABSENCE OF WARRANTIES AND REPRESENTATIONS. Each party acknowledges that they have signed this Agreement without having relied upon or being induced by any agreement, warranty or representation of fact or opinion of any person not expressly set forth herein. All representations and warranties of either party contained herein shall survive its signing and delivery.

      11. CALIFORNIA LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

      12. ATTORNEYS' FEES. In the event of any controversy, claim or dispute between the parties hereto, arising out of or in any manner relating to this Agreement, including an attempt to rescind or set aside, the prevailing party in any action brought to settle such controversy, claim or dispute, shall be entitled to recover reasonable attorney's fees and costs of suit.

      13. RETURN OF PROPERTY. The Employee represents and warrants that he has returned to Geodynamics all property, documents, files, papers and materials of any kind that are the property of Geodynamics, or that related in any way to the business of Geodynamics, as well as any copies and/or facsimiles of the same, and that he has not retained in his possession or control any reproduction, copies or facsimiles that are the property of Geodynamics or that related in any way to the business of Geodynamics.

      14. NO DISPARAGEMENT/COOPERATION. Neither party hereto will make disparaging comments regarding the other party. In addition, the Employee shall cooperate with Geodynamics in respect to any questions from Geodynamics or its officers or directors with respect to the Employee's activities during the tenure of his employment with Geodynamics.

      15. CONFIDENTIALITY. Except as to the Internal Revenue Service, the California State Franchise Tax Board and other taxing authorities, the terms of this Agreement shall be kept confidential, and no party, representative, attorney or family member shall reveal its contents, or characterize its contents, to any third party except as required by law or except as necessary to comply with law.

      16. ARBITRATION. Any controversy between the parties regarding the construction or application of this Agreement, and any claim arising out of this Agreement or its breach, shall be submitted to arbitration in Torrance, California, upon the written request of one party after service of that request on the other party.

      The  parties  shall  each appoint one person  to  hear  the dispute. If these two arbitrators cannot agree, the two arbitrators shall choose a third impartial arbitrator whose decision shall be final and conclusive on both parties. The cost or arbitration shall be borne by the losing party. The arbitrator is also authorized to award attorney's fees to the prevailing party.

      17. INJUNCTIVE RELIEF. In the event of breach of this Agreement, either party may seek injunctive relief in enforcing the terms of this Agreement, in addition to all other remedies to which it may be entitled.

      18. INDEPENDENT COUNSEL. The Employee represents that, prior to the execution of this Agreement, he was advised to seek independent counsel. Each party to this Agreement shall bear their own attorney's fees and costs, and other expenses in connection with the negotiation and preparation of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 5th day of July, 1995.

                         "Geodynamics"

                          GEODYNAMICS CORPORATION


                          By: /s/ Joanne M. Dunlap

                          Title: Vice President


                         "Employee"



                          /s/ Robert L. Paulson
                          ROBERT L. PAULSON